Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” and to the use of our report dated October 26, 2010, except for Note 16 as to which the date is July 14, 2011, with respect to the consolidated financial statements of Dave & Buster’s Entertainment, Inc. included in the Registration Statement (Amendment No. 5 to Form S-1 No. 333-175616) and related Prospectus for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

June 26, 2012